LOAN AGREEMENT


     This Loan Agreement (this "Agreement") dated as of June 30, 1998, by and between NationsBank, N.A., a national banking association ("Bank") and National Instruments Corporation, a Delaware corporation ("Borrower").

     In consideration of the Loans described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Bank and Borrower agree as follows:

     1. Definitions and Reference Terms. In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

          A. "Advance" means an advance of the proceeds of the Line of Credit (as defined below) or a portion of the unpaid principal balance of the Term Note, as applicable, subject to the terms, conditions, and requirements of this Agreement and the Loans.

          B. "Applicable Margin" means the interest margin over the LIBOR Rate, for Advances, which is based on the Senior Debt to EBITDA Ratio as of and for the most recent four (4) quarter period ending on or before the date of determination, such Applicable Margin being set forth opposite such ratio below:

                Senior Debt to EBITDA Ratio       Applicable Margin
                ---------------------------       -----------------

                Less than 0.35 to 1.0             0.5% [50 basis points]

                Greater than or equal to          0.65% [65 basis points]
                0.35 to 1.0 but less than or
                equal to 0.75 to 1.0

                Greater than 0.75 to 1.0 but      .75% [75 basis points]
                less than 1.0 to 1.0

                Greater than or equal to          0.95% [95 basis points]
                1.0 to 1.0 but less than
                or equal to 1.25 to 1.0

                Greater than 1.25 to 1            1.15% [115 basis points]

The Senior Debt to EBITDA Ratio shall be determined from the then most current quarterly or annual financial statements of Borrower and related compliance certificate delivered by Borrower to Bank pursuant to Section 5.B.(iv) of this Agreement. The adjustment, if any, to the Applicable Margin shall be effective commencing on the fifth (5th) Business Day after delivery of such financial statements (and related compliance certificate). If Borrower fails at any time to furnish to Bank such financial statements and related compliance certificate and such failure continues for more than thirty (30) days after written notice of such failure, then the maximum Applicable Margin shall apply until such time as such financial statements (and related compliance certificates) are so delivered.

          C. "Alternate Rate" means the sum of a LIBOR Rate plus the Applicable Margin per annum.


          D. "Business Day" shall mean a day on which Bank is open for the conduct of substantially all of its banking business at its principal office in Austin, Texas and a day on which dealings are carried on in the London interbank market.

          E.   "Continue",   "Continuation",   and  "Continued"   refer  to  the
     continuation pursuant to Section 3.C. below of a LIBOR Advance from one LIBOR Interest Period to the next LIBOR Interest Period.

          F.  "Conversion"  and  "Converted"  refer to a conversion  pursuant to
     Section  1(e) below of one type of an  Advance  to another  type of Advance
     (i.e.., from an Advance bearing interest at the Prime Rate to a LIBOR Advance, or vice versa).

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          G.  "Dollars"  and "$" means U.S.  Dollars,  the  lawful  money of the
     United States of America.

          H. "EBITDA" means for any period: (i) Borrower's consolidated net income of such period, determined after deduction of any minority interest income, plus (ii) all amounts deducted therefrom during such period, all in conformity with GAAP, for interest, taxes, depreciation and amortization.

          I.  "Eurodollar  Reserve  Percentage"  shall mean, for each term of an
     Advance, the maximum reserve requirement including any supplemental and emergency reserves (expressed as a percentage) applicable during such term to member banks of the Federal Reserve System in respect of "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System, or such substituted or amended reserve requirement as may be hereafter applicable to member banks of the Federal Reserve System in respect of such Eurocurrency liabilities or other foreign currency liabilities of the nature contemplated by this Agreement.

          J. "Foreign Currency Advance" shall mean an advance under the Line of Credit which is in a foreign currency (that is, not in Dollars).

          K. "Foreign Currency Rate" shall mean, in relation to the term of each Foreign Currency Advance, a fixed per annum rate for such term equal to the quotient produced by dividing (a) the sum of (i) the percentage rate of interest determined by Bank at or about 10:00 a.m. Austin, Texas time on the second Business Day preceding the anticipated date of advance, to be the per annum rate at which deposits of the type of foreign currency denominated during such term are offered to Bank by prime banks in the London foreign currency deposits market, at the time of determination and in accordance with the usual practice in such market, for delivery on the first day of such term and for the number of days comprised therein, in amounts of such currency equal (as nearly as may be) to the principal amount of the advance, and (ii) an additional percentage rate of interest not to exceed one-half of one percent (1/2 of 1%) per annum to compensate Bank for making advances having a Dollar Equivalent of less than $1,000,000.00 each, by (b) the remainder produced by subtracting the Eurodollar Reserve Percentage (expressed as a decimal in one hundredths [e.g., 100% = 1.0; 1.0% = .01; etc.]) from 1.0.

          L. "Hazardous Materials" means (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.
     Section 9601 et seq.) ("CERCLA"), as amended from time to time, and regulations promulgated thereunder; (iii) asbestos; (iv) polychlorinated biphenyls; (v) any substance the presence of which on any of Borrower's property is prohibited by any governmental authority; and (vi) any other substance which by any governmental requirement requires special handling in its collection, storage, treatment or disposal.

          M. "Indebtedness" means the indebtedness and obligations of Borrower to Bank under the Note, the Term Note, this Agreement, and any other Loan Documents.

          N. "LIBOR Rate" shall mean an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable LIBOR Interest Period for a term comparable to such LIBOR Interest Period, as adjusted from time to time in Bank's sole discretion, for the applicable reserve requirements, deposit insurance assessment rates, and other regulatory costs. If for any reason such rate is not available, the term "LIBOR Rate" shall mean, for any LIBOR Advance for any LIBOR Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period, as adjusted from time to time in Bank's sole discretion, for the applicable reserve requirements, deposit insurance assessment rates, and other regulatory costs, provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

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          O. "LIBOR  Advance"  shall mean an Advance that bears  interest at the
     Alternate Rate.

          P. "LIBOR Interest Period" shall mean with respect to any LIBOR Advance, a certain period established by the proper exercise of a Rate Option (as defined below). That certain period shall begin on the date specified in the notice that is given to exercise that Rate Option, and shall end (a) immediately before the numerically corresponding day in the first, second, third, sixth, or twelfth calendar month after the month that includes such commencement day, or (b) if such first, second, third, sixth, or twelfth calendar month has no such numerically corresponding day, then at the end of the last day of such month.

          Q. "Loan" shall mean and include any loan described in Section 2 hereof and any subsequent loan made by Bank to Borrower which states that it is subject to this Agreement, and any one or more Loans may be referred to as the "Loans."

          R. "Loan Documents" means this Loan Agreement and any and all promissory notes executed by Borrower in favor of Bank and all other documents, instruments, guarantees, certificates and agreements executed and/or delivered by Borrower, any guarantor or third party in connection with any Loan.

          S. "Maturity Date" means December 31, 1999.

          T. "Maximum Lawful Rate" means the maximum lawful interest rate for the Loan and Note, as determined under Texas law, and shall be the "weekly ceiling" (as defined in Chapter 303 of the Texas Finance Code [and/or Articles 1D.002 and 1D.003 of the Texas Credit Title] and formerly referred to as the "Indicated (Weekly) Ceiling" in Article 1.04(a)(1) of the Texas Credit Code [Article 5069-1.04 of VATS]). Further, to the extent that any other lawful rate ceiling exceeds the rate ceiling so determined then the higher rate ceiling shall apply.

          U. "Senior Debt" means the Indebtedness and any other indebtedness of Borrower permitted under this Agreement which is not subordinated to the Indebtedness.

          V. "Senior Debt to EBITDA Ratio" means,  as of any date,  the ratio of
     (a) the aggregate amount of Senior Debt of the Borrower, as of such date, to (b) EBITDA of Borrower, for the four (4) fiscal quarter periods ending on the date of determination.

          W. "Tangible Net Worth" means the amount by which total assets exceed total liabilities in accordance with GAAP.

          X. Accounting Terms. All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles ("GAAP"), as in effect from time to time, consistently applied, with respect to the financial statements referenced in Section 4.H. hereof.

     2. Loans.

          A. Revolving Line of Credit Loan. Bank hereby agrees to make a revolving line of credit loan to Borrower in the aggregate principal face amount of $20,000,000.00 (the "Line of Credit"). The obligation to repay the Line of Credit and all Advances thereunder is evidenced by the promissory note in the stated principal amount of $20,000,000.00, dated June 30, 1998, executed by Borrower, and payable to the order of Bank, (the promissory note or notes together with any and all renewals, extensions or rearrangements thereof being hereafter collectively referred to as the "Note") having a maturity date, repayment terms and interest rate as set forth in the Note.

               i. Revolving Credit Feature. The Loan provides for a revolving line of credit under which Borrower may from time to time, borrow, repay and re-borrow funds.

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               ii. Letter of Credit  Subfeature.  As a subfeature under the Line of Credit, Bank may from time to time up to and including November 30, 1999, issue letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided, however, that the form and substance of each Letter of Credit shall be subject to approval by Bank in its sole discretion; and provided further that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed the amount available to Borrower under the Line of Credit. Each Letter of Credit shall be issued for a term not to exceed one year, as designated by Borrower, provided, however, that no Letter of Credit shall have an expiration date more than ninety days after the Maturity Date, unless agreed to by Bank (in Bank's sole and absolute discretion) at the time of such Letter of Credit's issuance. The pricing and fees for any such Letter of Credit shall be at the Bank's standard rates at the time of the issuance of any Letter of Credit. The undrawn amount of all Letters of Credit plus any and all amounts paid by Bank in connection with drawings under any Letter of Credit for which the Bank has not been reimbursed shall be reserved under the Line of Credit and shall not be available for advances thereunder. Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid in accordance with the terms of the Line of Credit; provided however, that if the Line of Credit is not available for any reason whatsoever, at the time any draft is paid by Bank, or if advances are not available under the Line of Credit in such amount due to any limitation of borrowing set forth herein, then the full amount of such drafts shall be immediately due and payable, together with interest thereon, from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at that rate of interest applicable to advances under the Line of Credit. In such event, Borrower agrees that Bank, at Bank's sole discretion may debit Borrower's deposit account with Bank for the amount of such draft.

          B. Term Loan. The term loan evidenced by the Real Estate Lien Note in the original principal amount of $8,480,000.00, dated August 25, 1994, executed by Borrower, and payable to the order of NationsBank of Texas, N.A. (the "Term Note") shall also be subject to and governed by the terms and conditions of this Agreement. Bank is the owner and holder of the Term Note as successor by merger to NationsBank of Texas, N.A. All collateral, including without limitation the real property, which secured the indebtedness evidenced by the Term Note has been or will be released. The Term Note shall be and hereby is modified to permit Borrower to elect a Rate Option in the manner and subject to the limitations set forth in
     Section 3.A-E. hereof. Except to the extent modified by this Agreement, all terms of the Term Note continue in full force and effect, without change.

     3. Interest Rate Options; Repayment Provisions for Line of Credit. The Note shall bear interest as provided in this Agreement and the Note. The principal balance of the Note from time to time remaining unpaid prior to maturity shall bear interest at a rate per annum (the "Contract Rate") that is equal to either the "Prime Rate" or the "Alternate Rate", but in any event never greater than the "Maximum Lawful Rate", as those terms are defined in this Agreement and the Note, depending on the interest rate option selected by Borrower in accordance with this Agreement and the Note.

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

          A. Interest Rate Options The Contract Rate for each Advance (other than Foreign Currency Advances) shall be determined in accordance with the provisions of this Section 3.A., subject to the other terms and conditions of this Agreement and the Notes. The "Contract Rate" shall mean the interest rate per annum applicable to an Advance as determined by the provisions of this Agreement. On any day that is within the LIBOR Interest Period for a LIBOR Advance, the Contract Rate for that LIBOR Advance shall equal the lesser of (i) the Alternate Rate for that LIBOR Interest Period, or (ii) the Maximum Lawful Rate; and, at all times, the Contract Rate for all unpaid principal indebtedness that is not part of a LIBOR Advance shall equal the lesser of (i) the Prime Rate, or (ii) the Maximum Lawful Rate. On any Business Day that is at least two (2) Business Days before the beginning of a LIBOR Interest Period, Borrower may exercise an option (the "Rate Option") to designate either (i) the outstanding principal indebtedness or Advance which is to bear interest at the Prime Rate, or
     (ii) the LIBOR Advance to which a LIBOR Interest Period and an Alternate Rate shall apply. Subject to the provisions of Sections 3.B. and 3.D. below, Borrower may exercise the Rate Option by either (i) giving written notice of such exercise to Bank, which notice shall identify the principal indebtedness, or Advance, affected by the Rate Option, the amount of such Advance, and, in the case of any LIBOR Advance, the first day of such LIBOR Interest Period and the length of such LIBOR Interest Period (one month, two months, three months, six months, or one year), or (ii) giving notice to Bank in any other manner that is acceptable to Bank. If the Rate Option is so exercised and Borrower elects an Alternate Rate, then for the LIBOR Advance identified in such notice, a LIBOR Interest Period of the length specified in that notice shall begin on the date specified in that notice, subject to the terms and conditions of the Note.

          B. Limitations on Rate Options. Each LIBOR Advance must be in an amount of $500,000.00 or a greater integral multiple of $100,000.00. Any notice that is given to exercise a Rate Option with respect to the Note electing the Alternate Rate shall specify either one month, two months, three months, six months, or twelve months as the length of the LIBOR Interest Period established by that exercise. For purposes of the Note and this Agreement, a LIBOR Advance "matures" on the last day of the LIBOR Interest Period that is applicable to that LIBOR Advance. Borrower may not exercise a Rate Option electing the Alternate Rate that would create a LIBOR Advance that matures after the Maturity Date.

          C. Continuations; Conversions.

               i. Continuations. Borrower shall have the right to continue LIBOR Advances by giving Bank written notice specifying: (i) the Continuation date; (ii) the amount of the LIBOR Advance to be Continued; and (iii) the duration of the LIBOR Interest Period applicable thereto, which notice shall be irrevocable and must be given by Borrower not later than 11:00 a.m. Austin, Texas time on a Business Day that is at least two (2) Business Days before each such Continuation. If Borrower shall fail to give Bank the notice as specified above for a continuation of a LIBOR Advance prior to the end of the LIBOR Interest Period applicable thereto, such LIBOR Advance shall be automatically converted to the Prime Rate.

               ii. Conversions. Borrower shall have the right to convert an Advance bearing interest at the Prime Rate at any time to a LIBOR Advance by giving Bank written notice specifying: (i) the Conversion Date; (ii) the amount of the Advance to be Converted; and (iii) the duration of the LIBOR Interest Period applicable thereto, which notice shall be irrevocable and must be given by Borrower to Bank not later than 11:00 a.m. Austin, Texas time on a Business Day that is at least two (2) Business Days before each such Conversion.

After the occurrence and during the continuance of an Event of Default, no outstanding Advances may be Converted into, or Continued as, a LIBOR Advance.

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          D. Special Provisions Regarding the Alternate Rate.

               i. Unavailability. If Bank determines (which determination shall be presumed correct absent evidence of error) on any date for determining the Alternate Rate for any LIBOR Advance, that by reason of any one (1) or more changes arising on or after the date of the Note affecting the interbank eurodollar market, Dollar deposits in an amount substantially equal to that LIBOR Advance (and/or for a period substantially equal to the relevant LIBOR Interest Period) are not generally available in the London interbank market, or adequate and fair means do not exist for ascertaining the LIBOR Rate on the basis provided for herein and in this Agreement, then the Alternate Rate will not be available for that LIBOR Advance and the Contract Rate for that Advance shall equal the Prime Rate until Bank notifies Borrower that such circumstances no longer exist.

               ii. Increased Cost. At any time, that Bank shall actually incur increased costs, or reductions in the amounts received or receivable hereunder, with respect to a LIBOR Advance because of any change on or after the date of the Note in any applicable law, governmental rule, regulation, guideline, or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), including, without limitation, the imposition, modification, or deemed applicability of any reserve, deposit, or similar requirements as related to the computation of the LIBOR Rate (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of LIBOR Rate); then Borrower shall pay to Bank, on demand, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Bank determines in its reasonable discretion) as may be required to compensate Bank for such increased costs or reductions in amounts receivable hereunder (written notice as to the additional amounts owed to Bank, showing the basis for calculation thereof, shall, absent evidence of error, be binding on all parties hereto).

               iii. Illegality. At any time, that the initiation, or continued use, of the Alternate Rate as the Contract Rate has become unlawful under Bank's good faith interpretation of any law, governmental rule, regulation, guideline, or order (or would conflict with any such rule, regulation, guideline or order not having the force of law), or has become impractical as a result of a contingency occurring on or after the date of this Agreement which materially and adversely affects the interbank eurodollar market, then the Alternate Rate shall no longer be available as the Contract Rate and any exercise by Borrower of an option to have the Contract Rate be the Alternate Rate shall be ineffective.

          E. Prime Rate. The "Prime Rate" is one of the interest rate options available to Borrower under the Note. The "Prime Rate" means the rate established and quoted from time to time by NationsBank, N.A. (or its successor) as its prime lending rate. If the Prime Rate is no longer available, Bank, in its sole and absolute discretion, will choose a new index which is based upon comparable information. Regardless of the term that may be used from time to time to describe such Prime Rate (such as "base rate" or "prime rate"), such interest rate does not necessarily mean the lowest interest rate charged to other borrowers. Borrower acknowledges that the fluctuations of the Prime Rate may not necessarily correspond with future increases or decreases in interest rates charged by other lenders or market interest rates in general. Any change in the Contract Rate resulting from a change in the level of the Prime Rate shall be effective without notice to Borrower on the same date as the change in the Prime Rate.

          F. Foreign Currency Advances. If Borrower requests and Bank accepts, Advances under the Line of Credit may be made in a foreign currency designated by Borrower ("Foreign Currency Advances"). The foreign currencies in which it is contemplated at this time that Foreign Currency Advances may feasibly be made include the following: Japanese Yen, French Francs, British Pounds, Deutsche Marks, Italian Liras, Swiss Francs, Norwegian Kroners, Swedish Kroners, Australian Dollars, Canadian Dollars, Dutch Guilders, Spanish Pesetas, Danish Kroners, Belgium Francs, Finnish Marks, Singapore Dollars, Taiwanese Dollars, Hong Kong Dollars, Israeli Shekels, Mexican Pesos, Irish Punts, and European Union Euros.

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          G.  Interest  Rate on  Foreign  Currency  Advances.  Foreign  Currency
     Advances shall bear interest at a fixed per annum rate equal to the Foreign Currency Rate plus two percent (2%) per annum, but never to exceed the Maximum Lawful Rate.

          H. Repayment. Interest on the Note is payable quarter-annually, at the end of each calendar quarter, and the outstanding principal balance of the
     Note is due and payable on the Maturity Date, except as follows:

               i. LIBOR Advances. Interest on each LIBOR Advance with a LIBOR Interest Period of 30 or 60 days is due on the last day of the LIBOR Interest Period for such LIBOR Advance, without regard to whether such LIBOR Advance is Continued or Converted, and otherwise accrued and unpaid interest on any LIBOR Advance is due and payable quarterly on the last day of each calendar quarter, and accrued and unpaid interest, and the principal amount of the LIBOR Advance if not Continued or Converted pursuant to this Agreement, is due and payable in full on the last day of any LIBOR Interest Period; and

               ii. Foreign Currency Advances. Interest on each Foreign Currency Advance with a term of less than 90 days is due on the last day of the term of such Foreign Currency Advance, without regard to whether such term is extended; interest on each Foreign Currency Advance with a term greater than 90 days shall be due and payable quarterly on the last day of each calendar quarter during the term of such Foreign Currency Advance; and accrued and unpaid interest and the principal amount of each Foreign Currency Advance is due on the last day of the term of such Foreign Currency Advance unless such term is extended in accordance with the terms of this Agreement.

Repayment of Advances made in Dollars shall be made at Bank's offices in Austin, Travis County, Texas or such other address as may be designated by Bank, and repayment of Foreign Currency Advances shall be made in the foreign currency advanced at a depository designated by Bank in the country in which such currency is legal tender during business hours of such designated depository.

          I. Special Provisions Regarding Foreign Currency Advances. Each Foreign Currency Advance requested by Borrower shall be for an amount having a Dollar Equivalent of at least $50,000.00 and shall be for a limited term of not less than thirty (30) days and not more than one (1) year.

          Bank may decline to make a requested Foreign Currency Advance for any reason which Bank in good faith deems sound, in Bank's sole discretion, including without limitation a determination by Bank that the Currency requested by Borrower is excessively volatile, or is not freely transferrable and convertible into Dollars, or that it is impracticable for Bank to fund such advance or that the advance risks illegality or involves significant costs not anticipated by Bank. Bank shall not decline to make a requested Foreign Currency Advance simply because the requested advance involves incidental or minor inconvenience or expense. If Bank declines to extend a requested Foreign Currency Advance, Borrower may obtain a substitute advance in Dollars or, subject to Bank's acceptance, a different foreign currency.

          If Bank shall determine that any adverse changes affecting any foreign currency deposit market or any applicable law (whether as a result of a change thereof or otherwise) make it impracticable or unlawful for Bank to make Foreign Currency Advances generally or to make advances in a particular foreign currency, then Bank may notify Borrower of such determination in writing and Borrower shall not request any further Foreign Currency Advances or advances in the particular foreign currency, as the case may be, until and unless Borrower is notified in writing of a determination by Bank that such advances are again feasible.

          In the event Borrower fails to repay any Foreign Currency Advance on the last day of the term of such Foreign Currency Advance, Borrower shall, upon demand by Bank, pay to Bank, for the account of Bank, all amounts reasonably determined by Bank to be necessary to compensate Bank for such failure, including without limitation any losses incurred by Bank in converting funds to and/or from the foreign currency involved, wiring costs, loss of interest or additional interest costs incurred. In the event a Foreign Currency Advance is not repaid on the last day of the term of such Foreign Currency Advance and Bank pursues collection of the same from Borrower, Bank may, at its option, either pursue collection of such delinquent amount denomination in the foreign currency which was the subject of the advance or the Dollar Equivalent of the same, determined as of the date on which Borrower repays the indebtedness incurred by Bank in order to make such Foreign Currency Advance.

          J. Prepayment. Advances bearing interest at the Prime Rate may be repaid in whole or in part at any time without penalty or premium. No prepayment of any LIBOR Advance or Foreign Currency Advance shall be permitted without the prior written consent of Bank, such consent not to be unreasonably withheld. Notwithstanding such prohibition, if there is a prepayment of any such LIBOR Advance, whether by consent of Bank, or because of acceleration or otherwise, Borrower shall, within 15 days of any request by Bank, pay to Bank any loss or expense which Bank may incur or sustain as a result of such prepayment. For the purposes of calculating the amounts owed only, it shall be assumed that Bank actually funded or committed to fund the loan through the purchase of an underlying deposit in an amount and for a term comparable to the loan, and such determination by Bank shall be conclusive, absent a manifest error in computation.

     4. Representations and Warranties. Borrower hereby represents and warrants to Bank as follows:

          A. Good Standing. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of Delaware and in good standing in the State of Texas and has the power and authority to own its property and to carry on its business in each jurisdiction in which Borrower does business.

          B. Authority and Compliance. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document, and Borrower is in compliance with all laws and regulatory requirements to which it is subject.

          C. Binding Agreement. This Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms.

          D. Litigation. There is no proceeding involving Borrower pending or, to the knowledge of Borrower, threatened before any court or governmental authority, agency or arbitration authority that would materially adversely affect Borrower's financial condition, except as disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement.

          E. No Conflicting Agreements. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

          F. Ownership of Assets. Borrower has good title to its assets, and its assets are free and clear of liens, except those granted to Bank and as disclosed to Bank in writing prior to the date of this Agreement.

          G. Taxes. All taxes and assessments due and payable by Borrower have been paid or are being contested in good faith by appropriate proceedings and the Borrower has filed all tax returns which it is required to file.

          H. Financial Statements. The financial statements of Borrower heretofore delivered to Bank have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Borrower's financial condition as of the date or dates thereof, and there has been no material adverse change in Borrower's financial condition or operations since March 31, 1998. All factual information furnished by Borrower to Bank in connection with this Agreement and the other Loan Documents is and will be accurate and complete on the date as of which such information is delivered to Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

          I. Chief Executive Office. Borrower's chief executive office and principal place of business is located 11500 N. Mopac Expressway, Austin, Travis County, Texas, 78759.

          J. Environmental. Except for Hazardous Materials, if any, which are used in Borrower's business and are stored, handled and disposed of in all respects in compliance with applicable legal requirements, no real property owned by Borrower (i) is currently being used or is intended to be used for the storage, transportation, processing or disposal of Hazardous Materials or, to the knowledge of Borrower, has ever been used for such purposes,
     (ii) is currently being used or is intended to be used or, to the knowledge of Borrower, has ever been used in such a way as to create an environmental condition that is actionable under applicable laws or regulations, (iii) to the knowledge of Borrower, contains any Hazardous Materials, or (iv) is currently being operated, occupied or used in a manner which fails to comply with all applicable health, safety and environmental laws, regulations and ordinances.

          K. Year 2000. Borrower reasonably believes that Borrower and Borrower's subsidiaries and affiliates will be Year 2000 compliant (that is, that computer applications, imbedded microchips, and other systems will be able to perform date-sensitive functions prior to and after December 31,
     1999) for the operations of Borrower and Borrower's subsidiaries and affiliates on a timely basis except to the extent that a failure to be Year 2000 compliant could not reasonably be expected to have material adverse effect on Borrower's financial condition. Borrower reasonably believes that its suppliers and vendors will be Year 2000 compliant except to the extent that their failure to be Year 2000 compliant could not reasonably be expected to have a material adverse effect on Borrower's financial condition.

          L. Continuation of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any advance under any Loan.

     5. Affirmative Covenants. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will, unless Bank consents otherwise in writing (and without limiting any requirement of any other Loan Document):

          A. Financial Condition. Until payment in full of the Term Note, maintain Borrower's financial condition as follows, determined in accordance with GAAP applied on a consistent basis throughout the period involved except to the extent modified by the following definitions:

               i. Maintain Tangible Net Worth of not less than $154,000,000 (the "TNW Requirement") for each calendar quarter; provided, however, Borrower's Tangible Net Worth shall be maintained at not less than $114,000,000, provided that any such decrease in the TNW Requirement shall be allowed only if the decrease in Borrower's Tangible Net Worth results from intangible assets acquired, assumed, created, or arising from Borrower's permitted acquisition of another company or business operation or the assets thereof.

          B. Financial Statements and Other Information. Maintain a system of accounting satisfactory to Bank and in accordance with GAAP applied on a consistent basis throughout the period involved, permit Bank's officers or authorized representatives to visit and inspect Borrower's books of account and other records at such reasonable times and as often as Bank may desire, after reasonable prior notice to Borrower. Borrower shall pay the reasonable fees and disbursements of any accountants or other agents of Bank selected by Bank for the foregoing purposes. Unless written notice of another location is given to Bank, Borrower's books and records will be located at Borrower's chief executive office set forth above. All financial statements called for below shall be prepared in form and content acceptable to Bank and by independent certified public accountants acceptable to Bank. In addition, Borrower will:

               i. Furnish to Bank annual consolidated financial statements of Borrower for each fiscal year of Borrower, certified by Borrower as true and correct, within 45 days after Borrower's filing of its Form 10-K with the Securities and Exchange Commission (the "SEC").

               ii. Furnish to Bank quarterly consolidated financial statements (including a balance sheet and profit and loss statement) of Borrower for each quarter of each fiscal year of Borrower, certified by Borrower as true and correct, within 45 days after Borrower's filing of its Form 10-Q with the SEC.

               iii. Furnish to Bank a copy of each regular, periodic or special report, registration statement, or prospectus filed by Borrower with any securities exchange or with the SEC or any successor agency to the SEC, including without limitation all Forms 10-K, 10-Q, and 8-K and all other periodic reports required to be filed under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

               iv. If at the end of any fiscal quarter there is indebtedness outstanding under the Line of Credit (or if Borrower has elected a Rate Option with respect to an Advance under the Term Note), furnish to Bank a compliance certificate for (and executed by an authorized representative of) Borrower containing (a) a certification that Borrower is not in default under the terms of this Agreement, and (b) computations and conclusions, in such detail as Bank may request, with respect to compliance with this Agreement, and the other Loan Documents, including computations of all quantitative covenants.

               v. Furnish to Bank promptly such additional information, reports and statements respecting the business operations and financial condition of Borrower and Borrower's affiliates and subsidiaries, from time to time, as Bank may reasonably request.

          C. Insurance. Maintain insurance for Borrower and Borrower's subsidiaries with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, specifically to include fire and extended coverage insurance covering all assets, business interruption insurance, workers compensation insurance and liability insurance, all to be with such companies and in such amounts as are satisfactory to Bank and providing for at least 30 days prior notice to Bank of any cancellation thereof. Satisfactory evidence of such insurance will be supplied to Bank prior to funding under the Loan(s) and 30 days prior to each policy renewal.

          D. Existence and Compliance. Maintain its existence, good standing and qualification to do business, where required and comply with all laws, regulations and governmental requirements including, without limitation, environmental laws, health and safety laws, and employment laws (including ERISA) which are applicable to Borrower or to any of its property, business operations and transactions.

          E. Adverse Conditions or Events. Promptly advise Bank in writing of any condition, event or act which comes to its attention that would or might materially adversely affect Borrower's financial condition or operations or Bank's rights under the Loan Documents, including without limitation (i) any material litigation filed by or against Borrower, (ii) any material event that has occurred that would constitute an event of default under any Loan Documents, and (iii) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $1,000,000.00.

          F. Taxes and Other Obligations. Pay all of its taxes, assessments and other obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.

          G. Maintenance. Maintain all of its tangible property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

          H. Environmental. Defend, indemnify and hold harmless Lender from any and all liabilities (including strict liability) actions, demands, penalties, losses, costs or expenses (including without limitation reasonable attorneys' fees and remedial costs), suits, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future be paid, incurred or suffered by or asserted against Lender by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the placement on or under, or the escape, seepage, leakage, spillage, discharge, emission, release from any property of Borrower of any Hazardous Materials, or arise out of or result from the environmental condition of any of such properties or the applicability of any governmental requirement relating to Hazardous Materials (including, without limitation, CERCLA or any so-called federal, state or local "Superfund" or "Superlien" law, statute, ordinance, code, rule, regulation order or decree).

          I. Year 2000. Borrower will promptly notify Bank in the event Borrower determines that any computer application which is material to the operations of Borrower and its subsidiaries will not be Year 2000 compliant on a timely basis, except to the extent that non- compliance could not reasonably be expected to have a material adverse effect on Borrower's financial condition.

     6. Negative Covenants. Until full payment and performance of all obligations of Borrower under the Note, Borrower will not, without the prior written consent of Bank (and without limiting any requirement of any other Loan Documents):

          A. Transfer of Assets or Control. (i) Sell, transfer, or lease all or substantially all of the assets of Borrower, or (ii) enter into any merger or consolidation in which Borrower is not the surviving entity upon completion of such merger or consolidation.

          B. Liens. Grant, suffer or permit any contractual or noncontractual lien on or security interest in its 65.250 acre tract of land, more or less, out the James Rogers Headright Survey No. 19, in Travis County, Texas, including improvements thereon, except in favor of Bank.

          C. Extensions of Credit. Make or permit any subsidiary to make, any loan or advance to any person or entity in excess of $10,000,000.00 in the aggregate.

          D. Investments. Make investments except for "Permitted Investment Securities." "Permitted Investment Securities" shall mean investments in cash, money market funds, Government and Government Agency Securities, including: (1) taxable investments in (i) U.S. Government and U.S. Government Obligations, (ii) Repurchase Agreements, (iii) Domestic
     Certificates of Deposit, Bankers Acceptances and Time Deposits, (iv) Eurodollar Certificates of Deposit and Time Deposits, (v) Corporate Obligations, Medium Term Notes and Deposit Notes, (vi) Commercial Paper and
     (vii) Auction Rate  Preferreds;  (2) tax-exempt  investments in the form of
     (i) Variable  Rate Demand  Notes,  (ii) Puttable  Bonds,  (iii)  Commercial
     Paper, (iv) General Obligation & Revenue Bonds and (v) Auction Rate Securities; and (3) foreign currency forward contracts and purchased option contracts specifically undertaken for the purpose of hedging foreign currency receivable exposure. In order to qualify as Permitted Investment Securities, Commercial Paper must be a2/P2 or better; taxable instruments must be Aa/AA or better; Municipal Notes must be Mig2/A-2 or better; and Municipal Obligations must be AA or better. This Section shall in no way restrict Borrower's ability to make any acquisition.

          E. Borrowings. Create, incur, assume or become liable in any manner for any indebtedness (for borrowed money, deferred payment for the purchase of assets, lease payments, as surety or guarantor for the debt for another, or otherwise) other than to Bank in excess of $20,000,000 in the aggregate, except for normal trade debts incurred in the ordinary course of Borrower's business, and except for existing indebtedness disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement.

          F. Character of Business. Change the general character of business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted.

     7. Default. Borrower shall be in default under this Agreement and under each of the other Loan Documents, and an "Event of Default" shall exist, if:

          A. Borrower shall fail to pay any amounts due and owing under the Loan or any other Indebtedness within five (5) business days following the date on which the same is due;

          B. Borrower should fail to timely and properly observe, keep, or perform any term, covenant, agreement, or condition in any Loan Document, other than a failure to comply with the financial covenants set forth in
     Section 5.A.i.;

          C. Any representation or warranty herein contained or any financial statement, certificate, report, or opinion submitted to Bank in connection with the Loans, or pursuant to the requirements of the Loan Documents, shall prove to have been incorrect or misleading in any material respect when made;

          D. Borrower fails to be in compliance with the financial covenant contained in Section 5 A. i., as of the end of two (2) consecutive quarter-annual accounting periods;

          E. Any material judgment against Borrower with respect to a claim remains unpaid, not superseded on appeal or unstayed on appeal by agreement with the judgment creditor, undischarged, not bonded or not dismissed for a period of thirty (30) days;

          F. Borrower makes an assignment for the benefit of creditors, becomes insolvent, fails generally to pay its debts as they become due, petitions or applies to any tribunal for the appointment of a trustee, custodian, receiver, (or similar official) of, or for, Borrower or of all or any substantial part of the assets of Borrower or commences a voluntary case or any other proceedings relating to Borrower under any bankruptcy, reorganization, compromise arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the "bankruptcy law") of any jurisdiction;

          G. Any petition or application is filed, or any such proceeding are commenced against Borrower under the bankrupt law of any jurisdiction, and Borrower by any act or omission indicates its approval, consent or acquiescence, or an order for relief is entered in an involuntary case under the federal bankruptcy laws as now or hereafter constituted, or an order, judgment or decree is entered appointing any trustee, custodian, receiver, liquidator or similar official for Borrower or any substantial part of its assets or adjudicating Borrower bankrupt or insolvent, or approving the petition in any such proceedings, and such order, judgment or decree remains in effect for sixty (60) days; or

          H. Borrower conceals, removes or permits to be concealed or removed any part of its property, with intent to hinder, delay or defraud its creditors, or any of them, or makes or suffers a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor oat a time when other creditors similarly situated have not been paid.

     8. Remedies upon Default. If an Event of Default shall occur, Bank shall have all rights, powers and remedies available under each of the Loan Documents as well as all rights and remedies available at law or in equity.

          A. Notice and Opportunity to Cure. Prior to acceleration of the maturity of the Note, Bank shall give Borrower written notice of certain Events of Default and provide Borrower with the opportunity to cure such Event of Default as set forth in this Section 8.A.

               i. If the Event of Default is Borrower's breach of subsection 7.A. above, then Bank shall give Borrower notice of such Event of Default. If Borrower fails to cure such Event of Default within ten
          (10) days after the day on which notice is actually given, then Bank may accelerate the maturity of the Note and declare the Note immediately due and payable in full.

               ii. If the Event of Default is Borrower's breach of subsection 7.B., 7.C., 7.F., or 7.I above, then Bank shall give Borrower notice of such Event of Default. If Borrower fails to cure such Event of
          Default  within  thirty  (30) days  after  the day on which  notice is actually given, then Bank may accelerate the maturity of the Indebtedness and declare the Note and all other Indebtedness immediately due and payable in full.

               iv. As to any other Event of Default (that is, a breach of subsection 7.D., 7.E., 7.G., or 7.H.), then Bank may, without notice to Borrower or any other party now or hereafter obligated to pay the Indebtedness or any part thereof, accelerate the maturity of the Indebtedness and declare the Note and all other Indebtedness immediately due and payable in full.

Bank's failure to give notice of default upon the occurrence of an Event of Default shall not constitute a waiver of the Event of Default.

          B. Cessation of Advances. Notwithstanding any other provision herein, upon the occurrence of an Event of Default, Bank's obligations to make further advances under the Note and this Agreement shall immediately terminate without notice of any kind. Bank shall not be obligated to resume making advances under the Note and under this Agreement until such time as any such Event of Default is cured.

     9. Notices. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:

            Borrower:               National Instruments Corporation
                                    11500 N. Mopac Expressway, Bldg. B
                                    Austin, Texas 78759
                                    Attn:  Alex Davern
                                    Fax. No. 512.683.6931

            With copy to:           Graves, Dougherty, Hearon & Moody
                                    Post Office Box 98
                                    Austin, Texas  78767
                                    Attn:  Clarke Heidrick, Esq.
                                    Fax:  512.478.1976

            Bank:                   NationsBank, N.A.
                                    501 Congress Avenue (78701)
                                    Post Office Box 908
                                    Austin, Texas 78781
                                    Attn:  Mr. Eric Kosmin
                                    Fax No.: 512.397.2052

or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by mail, upon the earlier of the date of receipt or five
(5) days after deposit in the U.S. Mail, first class postage prepaid; or (b) if sent by any other means, upon delivery.

     10. Costs, Expenses and Attorneys' Fees. Borrower shall pay to Bank immediately upon demand the full amount of all costs and expenses, including reasonable attorneys' fees for any outside counsel), actually incurred by Bank in connection with (a) negotiation and preparation of this Agreement and each of the Loan Documents executed concurrently with this Agreement, not to exceed $2,500.00, and (b) all other costs and attorneys' fees incurred by Bank for which Borrower is obligated to reimburse Bank in accordance with the terms of the Loan Documents.

     11. Miscellaneous. Borrower and Bank further covenant and agree as follows, without limiting any requirement of any other Loan Document:

          A. Cumulative Rights and No Waiver. Each and every right granted to Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

          B. Applicable Law. This Loan Agreement and the Rights and Obligations of the Parties Hereunder Shall Be Deemed to Have Been Made in the State of Texas at Bank's Address Indicated at the Beginning of this Agreement and Shall Be Governed By, and Construed in Accordance With, the Laws of the State of Texas, and Is Performable in the City and County of Texas at the Bank's Address Indicated at the Beginning of this Agreement.

          C. Amendment. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank, and then shall be effective only in the specified instance and for the purpose for which given. This Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Bank, its successors and assigns; however, no assignment or other transfer of Borrower's rights or obligations hereunder shall be made or be effective without Bank's prior written consent, nor shall it relieve Borrower of any obligations hereunder. There is no third party beneficiary of this Agreement.

          D. Documents. All documents, certificates and other items required under this Agreement to be executed and/or delivered to Bank shall be in form and content satisfactory to Bank and its counsel.

          E. Partial Invalidity. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

          F. Indemnification. Notwithstanding anything to the contrary contained in Section 11(G), Borrower shall indemnify, defend and hold Bank and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys' fees and court costs) arising from or in any way related to any of the transactions contemplated hereby, including but not limited to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release or alleged release of Hazardous Materials, arising from Borrower's business operations, any other property owned by Borrower or in the surface or ground water arising from Borrower's business operations, or gaseous emissions arising from Borrower's business operations or any other condition existing or arising from Borrower's business operations resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false. Borrower further agrees that its indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of the Borrower, regardless of whether the Borrower has paid the employee under the workmen' s compensation laws of any state or other similar federal or state legislation for the protection of employees. The term "property damage" as used in this paragraph includes, but is not limited to, damage to any real or personal property of the Borrower, the Bank, and of any third parties. The Borrower's obligations under this paragraph shall survive the repayment of the Loan and any deed in lieu of foreclosure or foreclosure of any Deed to Secure Debt, Deed of Trust, Security Agreement or Mortgage securing the Loan.

          G. Survivability. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loan and shall continue in full force and effect so long as the Loan is outstanding or the obligation of the Bank to make any advances under the Line shall not have expired.

          H. Amendment, Restatement, and Replacement. This Agreement amends, restates, and replaces the Amended and Restated Loan Agreement dated June 27, 1996, executed by Borrower and NationsBank of Texas, N.A.

     12. NOTICE OF FINAL AGREEMENT. This Written Loan Agreement and the Other Loan Documents Represent the Final Agreement Between the Parties and May Not Be Contradicted by Evidence of Prior, Contemporaneous or Subsequent Oral Agreements of the Parties. There Are No Unwritten Oral Agreements Between the Parties.

     In Witness Whereof, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.

                                    Borrower:

                                    National Instruments Corporation

      [Corporate Seal]

                                    By: /s/ Alex Davern
                                        Alex Davern, Chief Financial Officer

Attest: /s/ David Hugley
        David Hugley, Secretary


                                    Bank:

                                    NationsBank, N.A.
                                    (a national banking association)


                                    By: /s/ Eric Kosmin
                                        Eric Kosmin, Vice President

                                  PROMISSORY NOTE

Date:  June 30, 1998                                                         New
Amount:  $20,000,000.00                         Maturity Date: December 31, 1999



Bank:                                     Borrower:

NationsBank, N.A.                         National Instruments Corporation
Banking Center: Austin                    11500 N. Mopac Expressway
11th Floor, NationsBank Tower             Austin, Texas 75759
515 Congress Avenue                       (Travis County)
Austin, Texas 78701
(Travis County)
                                          (Name and street address,
(Street address including county)         including  county)
========================================= ======================================


     For Value Received, the undersigned Borrower unconditionally (and jointly and severally, if more than one) promises to pay to the order of Bank, its successors and assigns, without setoff, at its offices indicated at the beginning of this Note, or at such other place as may be designated by Bank, the principal amount of Twenty Million and 00/100 Dollars ($20,000,000.00), or so much thereof as may be advanced from time to time in immediately available funds, together with interest computed daily on the outstanding principal balance hereunder, at an annual interest rate, and in accordance with the payment schedule, indicated below.

     This Note is executed pursuant to and shall be governed by the Loan Agreement dated June 30, 1998, executed by Borrower and Bank (as the same may be modified, amended, and restated from time to time, the "Loan Agreement"). Defined terms used in this Note and otherwise not defined herein shall have the meaning given such terms in the Loan Agreement. The Loan Agreement sets forth certain rights and obligations of the parties and certain provisions concerning this Note, such as (without limitation) events of default, notice of default and opportunity to cure default. To the extent, if any, that the Loan Agreement is inconsistent with this Note, the Loan Agreement shall control.

     1. Rate. This Note and all Advances under this Note and the Loan Agreement shall bear interest at one or more rates per annum, as set forth in the Loan Agreement, reference to which is hereby made for all purposes. Each Dollar Advance shall bear interest at the applicable Contract Rate for such Advance as determined by a properly exercised Rate Option. Each Foreign Currency Advance shall bear interest at the applicable Foreign Currency Rate for such Foreign Currency Advance.

     Notwithstanding any provision of this Note or the Loan Agreement, Bank does not intend to charge and Borrower shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by applicable law (the "Maximum Lawful Rate"). Borrower agrees that during the full term hereof, the maximum lawful interest rate for this Note as determined under Texas law shall be the "Weekly Ceiling" (as defined in Chapter 303 of the Texas Finance Code [and/or Articles 1D.002 and 1D.003 of the Texas Credit Title] and formerly referred to as the "Indicated (Weekly) Ceiling" in Article 1.04(a)(1) of the Texas Credit Code [Article 5069-1.04 of VATS]). Further, to the extent that any other lawful rate ceiling exceeds the rate ceiling so determined then the higher rate ceiling shall apply. Any payment in excess of such maximum shall be refunded to Borrower or credited against principal, at the option of Bank.

     2. Accrual Method. Unless otherwise indicated, interest at the Rate set forth above and in the Loan Agreement will be calculated by the 365/360 day method (a daily amount of interest is computed for a hypothetical year of 360 days; that amount is multiplied by the actual number of days for which any principal is outstanding hereunder). Provided, however, interest at the Maximum Lawful Rate shall be calculated based on the actual number of days in the year (365 or 366, as the case may be).

     3. Rate Change Date. Any Rate based on a fluctuating index or base rate will change, unless otherwise provided, each time and as of the date that the index or base rate changes. In the event any index is discontinued, Bank shall substitute an index determined by Bank to be comparable, in its sole discretion.

     4. Payment Schedule. All payments received hereunder shall be applied first to the payment of any expense or charges payable hereunder or under any other loan documents executed in connection with this Note, then to interest due and payable, with the balance applied to principal, or in such other order as Bank shall determine at its option.

          (a) Interest shall be due and payable quarterly as it accrues, on the last day of each calendar quarter, beginning September 30, 1998, and continuing on the last calendar day of each December, March, June, and September of each year during the term of this Note, through and including September 30, 1999.

          (b) The outstanding principal balance and all accrued and unpaid interest shall be due and payable in full on December 31, 1999.

The foregoing notwithstanding, all LIBOR Advances and Foreign Currency Advances shall be due and payable as set forth in the Loan Agreement.

     5. Revolving Feature. Borrower may borrow, repay and reborrow hereunder at any time, up to a maximum aggregate amount outstanding at any one time equal to the principal amount of this Note, provided that Borrower is not in default under any provision of this Note, any other documents executed in connection with this Note, or any other note or other loan documents now or hereafter executed in connection with any other obligation of Borrower to Bank, and provided that the borrowings hereunder do not exceed any borrowing base or other limitation on borrowings by Borrower. Bank shall incur no liability for its refusal to advance funds based upon its determination that any conditions of such further advances have not been met. Bank records of the amounts borrowed from time to time and kept in the ordinary course of business shall be conclusive proof thereof.

     6. Waivers, Consents and Covenants. Except as provided in the Loan Agreement, Borrower, any indorser or guarantor hereof, or any other party hereto (individually an "Obligor" and collectively "Obligors") and each of them jointly and severally: (a) waive all notices, demands for payment, presentations for payment, notices of intention to accelerate the maturity, notice of maturity, protest and notice of protest, as to this Note and as to each, every and all installments hereof; (b) consent to all delays, extensions, renewals or other modifications of this Note or the Loan Documents, or waivers of any term hereof or of the Loan Documents, or release or discharge by Bank of any of Obligors, or release, substitution or exchange of any security for the payment hereof, or the failure to act on the part of Bank, or any indulgence shown by Bank (without notice to or further assent from any of Obligors), and agree that no such action, failure to act or failure to exercise any right or remedy by Bank shall in any way affect or impair the obligations of any Obligors or be construed as a waiver by Bank of, or otherwise affect, any of Bank's rights under this Note, under any indorsement or guaranty of this Note or under any of the Loan Documents; and (c) agree to pay, on demand, all costs and expenses of collection or defense of this Note or of any indorsement or guaranty hereof and/or the enforcement or defense of Bank's rights with respect to, or the administration, supervision, preservation, or protection of, or realization upon, any property securing payment hereof, including, without limitation, reasonable attorney's fees, including fees related to any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, bankruptcy proceedings or other proceeding, in such amount as may be determined reasonable by any arbitrator or court, whichever is applicable.

     7. Prepayments. Prepayments may only be made subject to the terms of the Loan Agreement. All prepayments of principal shall be applied in the inverse order of maturity, or in such other order as Bank shall determine in its sole discretion.

     8. Remedies upon Default. Whenever there is an Event of Default under this Note, subject to the provisions for notice and cure in the Loan Agreement, (a) Bank shall have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity, and/or (b) to the extent permitted by law, the Rate of interest on the unpaid principal shall be increased at Bank's discretion up to the Maximum Lawful Rate, or if none, 25% per annum (the "Default Rate"). The provisions herein for a Default Rate shall not be deemed to extend the time for any payment hereunder or to constitute a "grace period" giving Obligors a right to cure any default if the same is not provided under the Loan Agreement. At Bank's option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of the Note or any installment thereof, be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full. Upon a default under this Note, Bank is hereby authorized at any time, at its option and without notice or demand, to set off and charge against any deposit accounts of any Obligor (as well as any money, instruments, securities, documents, chattel paper, credits, claims, demands, income and any other property, rights and interests of any Obligor), which at any time shall come into the possession or custody or under the control of Bank or any of its agents, affiliates or correspondents, any and all obligations due hereunder.

     9. Non-Waiver. The failure at any time of Bank to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date. All rights and remedies of Bank shall be cumulative and may be pursued singly, successively or together, at the option of Bank. The acceptance by Bank of any partial payment shall not constitute a waiver of any default or of any of Bank's rights under this Note. No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by Bank unless the same shall be in writing, duly signed on behalf of Bank; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Bank or the obligations of Obligors to Bank in any other respect at any other time.

     10. Applicable Law, Venue and Jurisdiction. Borrower Agrees That this Note Shall Be Deemed to Have Been Made in the State of Texas at Bank's Address Indicated at the Beginning of this Note and Shall Be Governed By, and Construed in Accordance With, the Laws of the State of Texas and Is Performable in the City and County of Texas Indicated at the Beginning of this Note. In any litigation in connection with or to enforce this Note or any indorsement or guaranty of this Note or any Loan Documents, Obligors, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of Texas or the United States courts located within the State of Texas. Nothing contained herein shall, however, prevent Bank from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law.

     11. Partial Invalidity. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Note or of the Loan Documents to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

     12. Binding Effect. This Note shall be binding upon and inure to the benefit of Borrower, Obligors and Bank and their respective successors, assigns, heirs and personal representatives, provided, however, that no obligations of Borrower or Obligors hereunder can be assigned without prior written consent of Bank.

Borrower represents to Bank that the proceeds of this loan are to be used primarily for business, commercial or agricultural purposes. Borrower acknowledges having read and understood, and agrees to be bound by, all terms and conditions of this Note.

NOTICE OF FINAL AGREEMENT: This Written Promissory Note Represents the Final Agreement Between the Parties, and May Not Be Contradicted by Evidence of Prior, Contemporaneous, or Subsequent Oral Agreements of the Parties. There Are No Unwritten Oral Agreements Between the Parties.

                                      Borrower:

                                      National Instruments Corporation
                                      (a Delaware corporation)



                                      By: /s/ Alex Davern
                                          Alex Davern, Chief Financial Officer

Bank:

NationsBank, N.A.



By: /s/ Eric Kosmin
    Eric Kosmin, Vice President

                             NEGATIVE PLEDGE AGREEMENT


     This Negative Pledge Agreement (this "Agreement") dated June 30, 1998, by and between NationsBank, N.A. (the "Bank") and National Instruments Corporation, a Delaware corporation (the "Borrower");

     Whereas, Borrower desires to obtain a loan (together with all extensions and renewals thereof hereafter referred to as the "Loan") in the amount of $20,000,000.00 from Bank, which Loan shall be governed by the terms and conditions of the Loan Agreement of even date herewith, executed by Borrower and Bank (as the same may be modified, amended, and/or restated from time to time, the "Loan Agreement"); and

     Whereas, Bank is willing to grant the Loan provided Borrower agrees not to encumber certain real property owned by Borrower;

     Now, Therefore, for and in consideration of the Loan made or to be made by Bank to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both Borrower and Bank, the parties hereto do agree as follows:

     1. Property Borrower hereby agrees that, for so long as any part of the Loan (as defined in the Loan Agreement) remains outstanding and/or Bank has any obligation to make advances under the Loan, that it will not, without first obtaining the prior written consent of Bank, grant, suffer, or permit any contractual or noncontractual lien on or security interest in the real property owned by Borrower and described as follows: 65.250 acres of land, more or less, out of the James Rogers Headright Survey No. 19, in Travis County, Texas, and being a portion of those two certain tracts of land conveyed to International Business Machines Corporation by deeds recorded in Volume 3235, Page 386, and in Volume 3235, Page 393, of the Deed Records of Travis County, Texas; said 65.250 acre tract being more particularly described by metes and bounds in Exhibit "A" attached hereto and incorporated herein (the "Real Property"), including any improvements constructed thereon, except in favor of Bank.

     2. Recording. Bank is hereby authorized and permitted to cause this instrument (or a copy hereof) to be recorded at such times and at such places as Bank, at its option, may elect.

     3. Termination. This Agreement shall remain in full force and effect until the Loan described above shall have been paid in full and Bank shall have no further commitment to lend thereunder.

     4. Conflicting Provisions. To the extent, if any, that the Loan Agreement is inconsistent with this Agreement, the Loan Agreement shall control.

     5. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and permitted assigns. This Agreement is not intended to confer on any person other than Bank and Borrower and their successors and permitted assigns any rights, obligations, remedies, or liabilities. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States of America applicable to transactions in Texas. In case any of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Notice of Final Agreement: this Written Negative Pledge Agreement Represents the Final Agreement Between the Parties and May Not Be Contradicted by Evidence of Prior, Contemporaneous or Subsequent Oral Agreements of the Parties. There Are No Unwritten Oral Agreements Between the Parties.

     In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

                                      Borrower:

                                      National Instruments Corporation
                                      (a Delaware corporation)


                                      By: /s/ Alex Davern
                                          Alex Davern, Chief Financial Officer

                                      Bank:

                                      NationsBank, N.A.
                                      (a national banking association)


                                      By: /s/ Eric Kosmin
                                          Eric Kosmin, Vice President


STATE OF TEXAS

COUNTY OF TRAVIS

     This instrument was acknowledged before me this 23rd day of July, 1998, by Alex Davern, Chief Financial Officer of National Instruments Corporation, a Delaware corporation, on behalf of said corporation.


                                      /s/ Debra L. Kirchner
                                      Notary Public - State of Texas

STATE OF TEXAS

COUNTY OF TRAVIS

     This instrument was acknowledged  before me this 23rd day of July, 1998, by
Eric  Kosmin,   Vice  President  of  NationsBank,   N.A.,  a  national   banking
association, on behalf of said association.


                                      /s/ Rose Marie Story
                                      Notary Public - State of Texas




--------------------------------------------------------------------------------



     This Agreement is to be recorded in the Real Property Records of Travis County, Texas.

Grantor:  National Instruments Corporation    Grantee:    NationsBank, N.A.
Address:  11500 N. Mopac Expressway           Address:    P.O. Box 908
          Austin, Texas 78759                             Austin, Texas 78781


--------------------------------------------------------------------------------



     This Agreement is to be recorded with the Texas Secretary of State and in the UCC Records of Travis County, Texas

Debtor:   National Instruments Corporation    Secured Party: NationsBank, N.A.
Address:  11500 N. Mopac Expressway           Address:       P.O. Box 908
          Austin, Texas 78759                                Austin, Texas 78781


--------------------------------------------------------------------------------



After Recording, Please Return To:

Timothy C. Taylor, Esq.
Small, Craig & Werkenthin, P.C.
100 Congress Avenue, Suite 1100
Austin, Texas 78701-4099

                             Officer's Certificate


     This Officer's Certificate (this "Certificate") is executed by David Hugley, Secretary of National Instruments Corporation, a Delaware corporation (the "Corporation"), for the benefit of NationsBank, N.A., a national banking association ("Lender").

     I, David Hugley, Secretary of the Corporation, do hereby certify to Lender the following:

     1. The Corporation is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Corporation has paid when due all franchise and all other taxes required to maintain its corporate existence and no such taxes are delinquent. There are no proceedings pending for the forfeiture of the Corporation's Certificate of Incorporation or for the Corporation's dissolution, voluntarily or involuntarily. The Corporation is duly qualified to do business in the State of Texas and is in good standing in the State of Texas. The Corporation is duly qualified as a foreign corporation and in good standing in other all states in which it is doing business and in which it is required to be qualified.

     2. All tax returns required to be filed by the Corporation in any jurisdiction have been filed and all taxes, assessments, fees, and other governmental charges upon the Corporation or upon any of its property have been paid prior to the time that such taxes could give rise to a lien on any such property. There is no tax assessment against the Corporation and there is no basis for any such assessment. There are no actions, suits, or legal, equitable, arbitration, or administrative proceedings pending, or to the best knowledge of the Corporation and the undersigned threatened, against the Corporation which, if adversely determined, would have a material adverse effect on the validity or enforceability of any obligation of the Corporation to Lender or the financial condition or business operations of the Corporation or could otherwise impair the ability of the Corporation to perform its obligations to Lender in connection with the Loan.

     3. The Corporation has the power and authority to conduct its business as it is now conducted and to own all of its property. All documents and agreements executed or to be executed by the Corporation in connection with the Loan (a) are within its corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not and will not contravene its charter, bylaws, or any other law or governmental regulation, and (d) do not and will not contravene any contractual restriction binding on or affecting the Corporation or any of its property. To the best knowledge and belief of the undersigned, all documents and agreements executed or to be executed by the Corporation in connection with the Loan are, or will be when executed and delivered, legal, valid, and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws or equitable principles from time to time in effect which generally affect the enforcement of creditors' rights and remedies).

     4. The Secretary is the keeper of the records and minutes of the proceedings of the Board of Directors of the Corporation. There is no provision of the Articles of Incorporation or Bylaws of the Corporation limiting the power of the Board of Directors to pass the resolutions set forth below and the same are in conformity with the provisions of such Articles of Incorporation or Bylaws.

     5. The following is a true and correct copy of the resolutions adopted either (a) at a meeting of the Corporation's Board of Directors, which meeting was duly called and held in accordance with the law and the Corporation's Bylaws, and at which meeting the Board duly and legally passed and adopted the following resolutions, or (b) by a unanimous consent in writing of all Directors, which unanimous written consent was and is in the form required by and in conformity with the Bylaws of the Corporation and the law. The following resolutions have never been modified, rescinded, or repealed and are now in full force and effect:

     Resolved, that the Corporation execute and deliver all agreements and documents requested by NationsBank, N.A. ("Lender"), in connection with Lender's making of one or more loans (the "Loans") to the Corporation in an aggregate principal amount not to exceed $28,480,000.00, specifically including, without limitation, a revolving line of credit facility in the maximum amount of $20,000,000.00 and modification of the terms of the existing $8,840,000.00 note payable to Lender and signed by the Corporation, at such rates of interest and upon such other terms and conditions as the Corporation's Chief Financial Officer shall agree to (subject to approval by the Corporation's corporate counsel); that the Corporation can reasonably expect to derive certain benefits, directly or indirectly, from entering into such relationships with Lender; and that the Corporation enter into the Loans and all transactions contemplated by said agreements and documents pertaining to the Loans, including without limitation, renewal and extension of said agreements upon such terms and conditions as the Corporation's Chief Financial Officer shall agree to (subject to approval by the Corporation's corporate counsel), and perform its obligations under said agreements; and

     Resolved Further, that the President, Chief Financial Officer, and Controller, or any one of them, are hereby authorized and directed to take all actions, including without limitation the making and executing on behalf of the Corporation of any and all notes, loan agreements, negative pledge agreements, interest rate exchange agreements, advance requests, certifications, and other agreements and/or documents requested by Lender and deemed appropriate by them, or any one of them, pertaining to the Loans, upon such terms and conditions as the Corporation, acting by and through any one or more of said officers, shall agree to; and that all such instruments which may be executed by any of said officers, executed in the accomplishment of any action or actions so authorized, be and they shall be considered as being the act of the Corporation, irrespective of whether or not there is affixed to such instrument the attestation of the Corporation's Secretary or the Corporation's seal;

     Resolved Further, that advance requests and the exercise of interest rate options shall be made in accordance with the terms of the Loan Agreement to be executed by the Corporation and Lender (and such may be made by telephone, provided that all such advances under the line of credit loan shall be deposited into the Corporation's demand deposit account held with Lender), and the above-named persons are authorized to make such advance requests and to exercise such interest rate options and in otherwise acting in the name of and on behalf of the Corporation in connection with any matters authorized under these Resolutions;

     Resolved Further, that Lender is authorized and directed, without limitation or inquiry, irrespective of the circumstances, to honor and carry out all orders, directions, or instructions of the above named persons as to the disposition of any amounts borrowed or credit obtained on behalf of the Corporation hereunder, and Lender shall be under no obligation or liability for the use or disposition of any amounts borrowed or credit obtained, and further that the Corporation shall indemnify and hold harmless Lender from any claim, loss, cost, damage, liability, or expense arising out of Lender acting in reliance upon these Resolutions;

     Resolved Further, that all acts, transactions, and/or agreements undertaken prior to the adoption of these Resolutions by any officers or representatives of the Corporation in its name and for its accounts with Lender in connection with the foregoing matters are hereby ratified, confirmed, and adopted by the Corporation;

     Resolved  Further,   that  the  Secretary  of  the  Corporation  is  hereby
     authorized and directed to certify these Resolutions to Lender; and

     Resolved Further, that Lender be promptly notified in writing by the Secretary or any other officer of the Corporation of any change in these Resolutions, and until Lender has actually received such notice in writing, Lender is authorized to act in reliance on these Resolutions.

     6. The officers of the Corporation as set forth below have been duly elected and qualified and as of the date hereof hold the offices with the Corporation specified below. The signatures set forth beside each such person's name is the true signature of such person.


         Title                   Typed Name                   Signature
======================== =========================== ===========================
        President              James Truchard        /s/ James Truchard
 Chief Financial Officer         Alex Davern         /s/ Alex Davern
       Controller                John Roiko          /s/ John Roiko
        Secretary               David Hugley         /s/ David Hugley

     7.  The  undersigned,   David  Hugley,  is  also  General  Counsel  of  the
Corporation. The undersigned certifies that the approvals of the Corporation's corporate legal counsel required by the above resolutions have been obtained.

     8. Attached hereto as Exhibit "A" is a true and correct copy of the Corporation's Articles of Incorporation. Attached hereto as Exhibit "B" is a true and correct copy of the Corporation's Bylaws.

     EXECUTED this 31 day of July, 1998, by David Hugley, Secretary of the Corporation.




                                 /s/ David Hugley
                                 David Hugley, Secretary of National Instruments Corporation




     Subscribed To and Sworn before me, the undersigned authority, this 31 day of July, 1998, by David Hugley, Secretary of National Instruments Corporation.


                                  /s/ Melanie J. Clevenger
                                  Notary Public - State of Texas

                                                                June 30, 1998
                                                                Date of Notice

               N O T I C E   O F   F I N A L   A G R E E M E N T


TO: Borrower and All Other Obligors with Respect to the Loan Which is Identified Below.

1. THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

2.   As used in this Notice:

     "Borrower" means National Instruments Corporation, a Delaware corporation.

     "Lender" means NationsBank, N.A., a national banking association.

     "Other Obligor" means any entity or individual who (i) is obligated to pay the Loan, or (ii) otherwise is or becomes obligated to pay the Loan (for example, as cosigner or guarantor), or (iii) has pledged property as security for the Loan.

     "Loan" means the loan by Lender which is to be evidenced by the promissory notes, loan agreement, or other evidence of indebtedness dated June 30, 1998, executed by Borrower, payable to the order of Lender, in the maximum principal amount of $20,000,000.00.

     "Loan Agreement" means one or more promises, promissory notes, agreements, undertakings, security agreements, deeds of trust or other documents, or commitments, or any combination of those actions or documents, relating to the Loan.

3.   This  Notice is given by Lender  with  respect  to the  Loan,  pursuant  to
     Section 26.02 of the Texas Business and Commerce Code. Borrower and each other obligor with respect to the Loan who signs below acknowledges, represents, and warrants to Lender that Lender has given and such party has received and retained a copy of this Notice.

Lender:                                Borrower:

NationsBank, N.A.                      National Instruments Corporation
(a national banking association)       (a Delaware corporation)


By: /s/ Eric Kosmin                    By: /s/ Alex Davern
    Eric Kosmin, Vice President            Alex Davern, Chief Financial Officer

                   NOTICE BY LENDER'S ATTORNEY TO BORROWER


Date:  June 30, 1998

Borrower:  National Instruments Corporation, a Delaware corporation

Lender:  NationsBank, N.A., a national banking association

Loan: Loan evidenced by a promissory note of even date herewith in the maximum principal amount of $20,000,000.00, executed by Borrower, payable to Lender

This notice discloses the relationship between the law firm of Small, Craig & Werkenthin, P.C. ("scw"), Borrower, and Lender.

     1. Lender has engaged scw to prepare the note, loan agreement, security agreements, and other documents relating to the Loan.

     2. scw represents only Lender and no other party involved in this transaction, although scw's legal fees may be paid by Borrower.

     3. scw's legal fees in this transaction are based on the hourly rate of the lawyer(s) and paralegal(s) working on this matter. The sums to be paid to scw may also include reimbursement to scw for expenses incurred in connection with scw's representation of Lender, including without limitation as photocopy charges, long distance telephone, UCC searches, obtaining certificates and documents from public authorities, and local and overnight courier charges.

     4. Borrower has the right to be represented by its own attorney and to have its attorney review the loan documents and closing documents and be present at the closing of the loan.

     5. If any documents to be used are prepared by someone other than scw, then Lender reserves the right to have scw review and approve the documents so prepared in order to ensure they properly protect the interests of Lender.

Please sign below to indicate that you have been notified of and understand your right to independent legal counsel and that the firm of scw represents only the interests of Lender, and not those of any other party.

                                    Borrower:

                                    National Instruments Corporation
                                    (a Delaware corporation)


                                    By: /s/ Alex Davern
                                        Alex Davern, Chief Financial Officer